NORTHROP GRUMMAN CORPORATION
Exhibit 15
LETTER FROM INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
July 23, 2007
Northrop Grumman Corporation
1840 Century Park East
Los Angeles, California
We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Northrop Grumman Corporation and subsidiaries for the periods ended June 30, 2007 and 2006, as indicated in our report dated July 23, 2007; because we did not perform an audit, we expressed no opinion on that information.
We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, is incorporated by reference in Registration Statement Nos. 033-59815, 033-59853, 333-03959, 333-68003, 333-67266, 333-61936, 333-100179, 333-107734, 333-121104, 333-125120 and 333-127317 on Form S-8; Registration Statement Nos. 333-78251, 333-85633, 333-71290, and 333-77056 on Form S-3; and Registration Statement Nos. 333-40862, 333-54800, and 333-83672 on Form S-4.
We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.
/s/ DELOITTE & TOUCHE LLP
     Los Angeles, California